UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MORGAN STANLEY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note:  Morgan Stanley’s proxy statement for its 2010 annual meeting to be held on May 18, 2010 (the “Proxy Statement”) was filed with the Securities and Exchange Commission on April 12, 2010.  Due to an inadvertent clerical error, the supporting statement, but not the corresponding resolution, was omitted from the shareholder proposal described under “Item 8—Shareholder Proposal Regarding Report on Pay Disparity” in the Proxy Statement.  The full text of Item 8, including the omitted supporting statement and the corresponding resolution as well as the Board’s statement in opposition, is set forth below.

 “Item 8—Shareholder Proposal Regarding Report on Pay Disparity”, as revised:

Elizabeth Phillips, 1035 Forest Avenue, Wilmette, IL 60091, owner of approximately 250 shares of common stock, has notified Morgan Stanley that she intends to present the following proposal at the annual meeting.

Recent events have increased concerns about the extraordinarily high levels of executive compensation at many U.S. corporations.  Concerns about the structure of executive compensation packages have also intensified, with some suggesting that the compensation system incentivized excessive risk-taking.

In a Forbes article on Wall Street pay, the director of the Program on Corporate Governance at Harvard Law School noted that, “compensation policies will prove to be quite costly—excessively costly—to shareholders.”  Another study by Glass Lewis & Co. declared that compensation packages for the most highly paid U.S. executives “have been so over-the-top that they have skewed the standards for what's reasonable.” That study also found that CEO pay may be high even when performance is mediocre or dismal.

In 2008, Federal Appeals Court Judge Richard Posner stated that, “executive pay is out of control and the marketplace cannot be trusted to rein it in.” Legislative attempts to address executive compensation include the Excessive Pay Shareholder Approval Act, which mandates that no employee’s compensation may exceed 100 times the average compensation paid to all employees of a given company unless at least 60% of shareholders vote to approve such compensation.

A 2008 piece in BusinessWeek revealed that, “Chief executive officers at companies in the Standard & Poor’s 500-stock index earned more than $4,000 an hour each [in 2007].”  It also noted that an S&P 500 CEO had to work, on average, approximately 3 hours in 2007 “to earn what a minimum wage worker earned for the full year.”

A September 2007 study of Fortune 500 firms showed that top executives’ pay averaged $10.8 million the previous year, or more than 364 times the pay of the average U.S. worker.  Another study by the Economic Policy Institute found that between 1989 and 2007, average CEO pay rose by 163% while the wages of the average worker in the United States rose by only 10%.

RESOLVED:  shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a summary report of that review by October 1, 2010 (omitting confidential information and processed at a reasonable cost).  We request that the report include:

1.	A comparison of the total compensation package of senior executives and our employees’ median wage in the United States in July 2000, July 2004 & July 2009.

2.	An analysis of changes in the relative size of the gap and an analysis and rationale justifying this trend.

3.
An evaluation of whether our senior executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified to be kept within reasonable boundaries.

4.
An explanation of whether sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of senior executive pay to “more reasonable and justifiable levels” and whether Morgan Stanley should monitor this comparison going forward.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL. The Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the reasons discussed below.

The Company views its compensation decisions for all employees, both executive and non-executive, in the aggregate, with a focus on motivating performance at all levels that fosters long-term and sustainable growth at the Company.  The Company values the important contributions made by all of its approximately 61,000 employees and is committed to paying all employees fairly in accordance with their job responsibilities and performance, as well as market and competitive considerations.  Compensation levels for employees are determined through a multi-dimensional process that includes review of Company financial and strategic goals, as well as internal and external benchmarks, with extensive consideration given to attracting and retaining the best talent.  In light of the independence of the CMDS Committee and its role in determining all aspects of executive officer compensation and the process currently in place to determine compensation for other employees, the Board does not believe that the review and the reports sought in the proposal would provide any reasonable benefit or additional value or information to the Company’s shareholders – particularly in light of the possible financial and resource burden the Company would bear in undertaking the evaluations and producing the reports requested.

The Company already carefully and thoroughly evaluates compensation decisions for all employees.  The Company works diligently, and in partnership with the Board’s independent CMDS Committee with regard to executive officer compensation, to set employee and executive compensation commensurate with each individual’s position and the need for the Company to attract, recruit and retain the best individuals at all levels to foster growth at the Company.

•	The CMDS Committee, which is comprised entirely of independent directors, reviews and approves annually all compensation – amount, form and design –

awarded to the Company’s executive officers. The CMDS Committee also oversees the equity and nonqualified deferred compensation arrangements in which executives and non-executive employees participate.  In designing compensation for the Company’s executive officers, the CMDS Committee focuses on performance. As described in the CD&A above, at the beginning of each year, in consultation with the Board, the CMDS Committee approves specific performance priorities.  Prior to finalizing compensation, the CMDS Committee considers a number of factors, including progress towards these performance priorities, as well as individual performance, relevant compensation data of peers and internal relative pay considerations. In order to better align the compensation received by executive officers with our pay-for-performance goals, executive officers, beginning in 2009, also receive a portion of their compensation in at-risk performance stock units that only pay out if certain pre-established performance targets are met after a three-year performance period.  The CMDS Committee also engages an independent compensation consultant that attends its meetings and provides advice to the CMDS Committee on executive compensation matters.

•
In light of the unprecedented economic environment and government support for the financial services industry, our Chairman and former CEO John Mack did not receive any year-end incentive compensation for the third year in a row.  Furthermore, after receiving no year-end incentive compensation in 2008, CEO James Gorman was paid no cash bonus in 2009 and received his year-end award only in deferred compensation.

•
In designing compensation for the Company’s non-executive employees, the focus is also on performance. Other than employees who are compensated through a formulaic performance-based structure, our full-time eligible employees receive the same components of pay received by our executive officers: cash, equity-based compensation and cash-based deferred compensation. As compensation and responsibilities increase, a greater percentage of an employee’s incentive compensation, relative to other employees, is delivered as long-term awards and a greater portion of his or her compensation is deferred.

The Board believes that the compensation information disclosed in the annual proxy statement, which includes a detailed discussion of our compensation goals and methods, provides information that is more meaningful for shareholders than the analysis that is requested by this proposal.  The Company annually provides a thorough discussion of its executive compensation design and philosophy in its proxy statement, which allows shareholders to review its practices.  The Company also provides additional information about its corporate governance practices on its publicly available website.  The Board maintains open lines of communication with the Company’s shareholders throughout the year, pursuant to the Company’s policy regarding shareholder communications, and is committed to adopting and following corporate governance best practices in this area.  The Board believes that the additional reports sought by the proposal would not provide additional information to shareholders and would instead be a costly waste of corporate resources.

Our Board unanimously recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.